Exhibit 10.4

EMPLOYMENT TRANSITION AGREEMENT

This Employment Transition Agreement (this “Agreement”), is entered into as of April 13, 2016 (the “Effective Date”), by and between Barbara Troupin, M.D., M.B.A. (“Employee”) and Apricus Biosciences, Inc., a Nevada corporation (collectively with its subsidiaries, the “Company”).

WHEREAS, Employee is currently employed by the Company as its Senior Vice President, Chief Medical Officer, and is a party to that certain Employment Agreement, dated December 15, 2014, by and between Employee and the Company (the “Employment Agreement”);

WHEREAS, both Employee and the Company have determined that it is in their mutual best interests that Employee’s employment with the Company terminate, and that their employment relationship be dissolved in the manner set forth in this Agreement;

WHEREAS, the Company desires to continue to employ Employee, and Employee desires to continue employment with the Company, through May 31, 2016 (such date or any earlier date on which Employee’s employment with the Company terminates, the “Termination Date”); and

WHEREAS, Employee and the Company desire to set forth the terms and conditions of the foregoing arrangement.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1.Employment Period.

(a)    Employment Period. During the period commencing on the Effective Date and ending on the Termination Date (the “Employment Period”), Employee shall continue to be employed by the Company as its Senior Vice President, Chief Medical Officer. Employee hereby agrees that, effective as of the Termination Date, she shall automatically cease to serve in the position of Senior Vice President, Chief Medical Officer (and any other titles or officer positions she may hold) of the Company (and any of its affiliates and subsidiaries). Employee shall execute any additional documentation necessary to effectuate the foregoing. The Termination Date shall constitute Employee’s involuntary “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Department of Treasury regulations and other guidance promulgated thereunder.

(b)    Duties. During the Employment Period, Employee will continue to perform her duties as an employee in the role of Senior Vice President, Chief Medical Officer of the Company. Employee shall at all times faithfully, industriously and to the best of her ability, experience and talent perform all of such duties and shall devote substantially all of her productive time and efforts to the performance of such duties. In the performance of such duties, Employee shall report directly to the Chief Executive Officer of the Company (the “CEO”), and shall be subject to the direction of the CEO and to such limits upon Employee’s authority as the CEO may from time to time impose. Employee shall be subject to and comply with the policies and procedures generally applicable to employees of the Company to the extent the same are not inconsistent with any term of this Agreement.

(c)    Compensation. As compensation for the services to be rendered by Employee to the Company during the Employment Period, Employee shall be paid the following compensation and

Exhibit 10.4

benefits, which compensation and benefits may be paid or provided by the Company or NexMed (U.S.A.), Inc., the Company’s wholly-owned subsidiary:

(1)Salary. For the period commencing on the Effective Date and ending on the Termination Date, the Company shall continue to pay to Employee her base salary at the rate of $334,750 per year, payable in accordance with the customary payroll practices of the Company applicable to employees.

(2)Bonus. Employee acknowledges and agrees that she shall not be eligible to receive an annual cash performance bonus for 2016 pursuant to the Company’s annual bonus plan for its employees.
(3)Benefits. Employee shall be eligible for inclusion, to the extent permitted by law, as a full-time employee of the Company, in any and all of the following plans, programs, and policies in effect during the Employment Period, subject to the terms and conditions of such plans, programs and policies: (i) pension, profit sharing, savings, and other retirement plans and programs, (ii) life and health (medical, dental, hospitalization, short-term and long-term disability) insurance plans and programs, (iii) stock option and stock purchase plans and programs, (iv) accidental death and dismemberment protection plans and programs, (v) travel accident insurance plans and programs, (vi) Company-paid holidays, twenty (20) vacation days per year, five (5) sick days per year and two (2) personal days per year, in each case subject to accrual limits under the Company’s policies, and (vii) other plans and programs sponsored by the Company or any subsidiary for employees generally, including any and all plans and programs that supplement any or all of the foregoing types of plans or programs. Nothing in this Agreement shall preclude the Company from terminating or amending any employee benefit plan, program or policy.

(4)Expenses. The Company shall pay or reimburse Employee for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by Employee during the Employment Period in the performance of Employee’s services under this Agreement; provided that Employee submits proof of such expenses, with the properly completed forms as prescribed by the Company, no later than thirty (30) days after such expenses have been so incurred or as otherwise provided in accordance with the standard practices of the Company.

(d)    At-Will Employment. The Company and Employee acknowledge that Employee’s employment during the Employment Period is at-will, as defined under applicable law, and that Employee’s employment with the Company during the Employment Period may be terminated by either party at any time for any or no reason, with or without notice. If Employee’s employment terminates for any reason following the Effective Date, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement.

Exhibit 10.4

2.Termination of Employment.

(a)    Compensation through Termination Date. On the Termination Date, the Company shall issue Employee her final paycheck, reflecting (i) her earned but unpaid base salary through the Termination Date, and (ii) all accrued, unused paid time off (vacation and sick leave) due to Employee through the Termination Date. Subject to Sections 2(b) and (d) below, Employee acknowledges and agrees that with her final check, the payment of any outstanding expense reimbursements, and the payment of any amounts payable under any of the employee benefit plans of the Company in accordance with the terms of such plans, Employee will have received all monies, bonuses, commissions, expense reimbursement, vacation pay, or other compensation she earned or was due during her employment by the Company.

(b)Expense Reimbursements. The Company, within thirty (30) days after the Termination Date, will reimburse Employee for any and all ordinary and reasonable out-of-pocket expenses actually incurred by Employee during the term of employment (including the Employment Period) in performance of Employee’s job duties prior to the Termination Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than thirty (30) days after the Termination Date.

(c)Benefits. Subject to Section 2(d)(iv) below, Employee’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, programs and policies, shall cease on the Termination Date, except to the extent Employee elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for herself and any covered dependents, in accordance with the provisions of COBRA.

(d)Severance. In connection with the termination of Employee’s employment upon the Termination Date or, if earlier, as a result of Employee’s Involuntary Termination (as defined in the Employment Agreement), and subject to Employee’s continued compliance with Section 3 and Employee’s execution and non-revocation of the Release (as defined below), Employee shall be entitled to receive, in lieu of any severance benefits to which Employee may otherwise be entitled under any plan or program of the Company or any agreement providing for severance or termination payments or benefits (including the Employment Agreement), the benefits provided below:

(i)A cash severance payment in the amount of $167,375, which shall be paid in a lump sum within five (5) days following the date Employee’s Release becomes effective and irrevocable;

(ii)A cash severance payment in the amount of $264,875, which shall be paid in a lump sum on the earlier of (A) the date on which a Change in Control (as defined in the Employment Agreement) occurs, (B) the filing of any Petition For Relief in a Bankruptcy Court or Under the Bankruptcy Laws, including any Petition or request seeking a reorganization and/or liquidation under the Bankruptcy laws, or the filing of any Petition seeking relief from creditors, or (C) December 31, 2017;

(iii)Full acceleration of the vesting of all equity awards held by Employee on the Termination Date, including any options, restricted stock, restricted stock units or other awards and such Employee shall have the ability to exercise her stock options until December 31, 2016; and

Exhibit 10.4

(iv)Reimbursement for the cost of continuation of health insurance benefits provided to Employee immediately prior to the Termination Date pursuant to the terms of COBRA or other applicable law through the earliest to occur of (A) six (6) months following the Involuntary Termination, (B) the date Employee becomes eligible for coverage under health and/or dental plans of another employer, or (C) the date upon which Employee is no longer eligible for such COBRA or other benefits under applicable law (the “COBRA Coverage Period”). If any of the Company’s health benefits are self-funded as of the Termination Date, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A of the Code or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the reimbursements as set forth in the immediately preceding sentence, the Company shall instead pay to Employee the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof).

Employee acknowledges that the foregoing cash payments and benefits will represent full satisfaction of the amounts payable to her under the Employment Agreement and any other plan, program, policy or agreement providing for severance or termination payments or benefits. In the event of Employee’s termination of employment prior to May 31, 2016 for any reason other than an Involuntary Termination, Employee shall not be entitled to receive any of the benefits described in this Section 2(d). The benefits set forth hereinabove will be paid regardless of how any press release or public document or filing characterizes Employee’s termination or separation from employment.

(e)Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Employee’s rights to compensation, benefits, and other amounts hereunder (if any) accruing after the termination of Employee’s employment by the Company shall cease upon such termination.

(f)Release. Employee’s right to receive any of the payments or other compensation to be made to Employee pursuant to Section 2(d) shall be contingent on Employee providing to the Company (and failing to revoke) a full and complete release of claims in the form attached hereto as Exhibit A (the “Release”). The Release must be executed by Employee, and any applicable revocation period specified therein must have expired without Employee’s revocation of the Release, within thirty (30) days following the Termination Date in order for Employee to be eligible to receive the severance benefits provided pursuant to Section 2(d) under this Agreement. Notwithstanding the above, Employee’s Release shall be deemed and/or become ineffective and null and void in the event that any payments or benefits, including severance benefits contemplated or described in Section 2(d), have not been made or are not made in accordance with and pursuant the times set forth in Section 2(d). If the severance benefits and payments described in this Agreement are not made, then, Employee shall be free to pursue claims she would have had but for the release, including, but, not limited to, claims for severance or other benefits under her Employment Agreement.

(g)    No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 2 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 2 be reduced by any compensation earned by Employee as the result of employment by another employer or self-employment or by retirement benefits.

Exhibit 10.4

3.Restrictive Covenants.

(a)Proprietary Information and Inventions Agreement. Employee has executed and agrees to abide by the terms of the Company’s form of Proprietary Information and Inventions Agreement, which shall survive termination of Employee’s employment with the Company and the termination of this Agreement.

(b)Non-Disparagement. Upon any termination of employment or service, Employee agrees that she will not, directly or indirectly through affiliates or associates, make any written or oral communications that could reasonably be considered to be disparaging of the Company in any respect, including, but not limited to, the Company’s business, technology, products, executives, officers, directors, former executives, consultants, contractors or agents. Additionally, the Company agrees that the Board of Directors of the Company and the Company’s executive officers will not make (or direct the Company to make) any written or oral communications that could reasonably be considered to be disparaging of Employee in any respect. Nothing in this Section shall preclude Employee or any representative of the Company from testifying truthfully in any deposition or judicial or administrative proceeding. Moreover, nothing in this Section applies to communications to Employee’s immediate family or communications by Employee or representatives of the Company to their respective attorneys, or to pleadings or other documents in any proceeding to enforce this Agreement or between Employee and the Company.

4.Limitation and Conditions on Payments.

(a)Parachute Payments. In the event that the severance and other benefits provided for in this Agreement to Employee: (i) constitute “parachute payments” within the meaning of Section 280G of the Code; and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then Employee’s severance benefits under Section 2(d) shall be payable either:
(1)in full; or

(2)as to such lesser amount which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of severance benefits under Section 2(d), notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any determination required under this Section 4 shall be made in writing by independent public accountants selected by the Company (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4. Any reduction in severance benefits required by this Section 4 shall occur in a manner necessary to provide Employee with the greatest economic benefit. If more than one manner of reduction of severance benefits is necessary

Exhibit 10.4

to arrive at the reduced amount yields the greatest economic benefit to Employee, the payments and benefits shall be reduced pro rata.

(b)Code Section 409A. All severance payments to be made upon a termination of employment under this Agreement may be made only upon a “separation of service” within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder. Notwithstanding any provision to the contrary in this Agreement, subject to Employee’s compliance with Section 2(f), any amount payable under Section 2(d) that is deemed deferred compensation subject to Section 409A of the Code shall be paid on the sixtieth (60th) day following Employee’s “separation from service.” Notwithstanding any provision to the contrary in this Agreement, if Employee is deemed by the Company at the time of Employee’s separation from service to be a “specified employee” for purposes of Code Section 401A(a)(2)(B)(i), to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of Employee’s benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation of service” with the Company or (ii) the date of Employee’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4(b) shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Employee’s right to receive installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. It is intended that none of the severance payments and benefits to be provided hereunder will be subject to Section 409A of the Code and any ambiguities herein will be interpreted to be so exempt or, if not so exempt, to comply with Section 409A of the Code. Employee and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A of the Code. Notwithstanding anything to the contrary contained herein, to the extent that any amendment to this Agreement with respect to the payment of any severance payments or benefits would constitute under Code Section 409A a delay in a payment or a change in the form of payment, then such amendment must be done in a manner that complies with Code Section 409A(a)(4)(C). Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable during any taxable year of Employee shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

Exhibit 10.4

5.Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6.Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address which Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

7.Miscellaneous.

(a)Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Whole Agreement. Other than any indemnification agreement entered into between the Company and Employee in connection with Employee’s employment, any outstanding stock option or other equity compensation award agreements, the Proprietary Information and Inventions Agreement executed by Employee and the Employment Agreement, no agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the Effective Date, including the Employment Agreement, and by execution of this Agreement both parties agree that the Employment Agreement shall be deemed null and void.

(c)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

(d)Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

Exhibit 10.4

(e)Arbitration. Any dispute, claim or controversy based on, arising out of or relating to Employee’s employment or the termination thereof or this Agreement shall be settled by final and binding arbitration in the County of San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, the parties agree that, to the extent permitted by law, including, without limitation, the California Labor Code, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Employee’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of the termination of Employee’s employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 7(e) is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under the Agreement or relating to Employee’s employment or the termination thereof; provided, however, that Employee shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Employee shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This paragraph shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both the Company and Employee expressly waive their right to a jury trial.

(f)Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement. Notwithstanding the foregoing, in the event of any dispute arising under or relating to this Agreement, the arbitrator or court may, but shall not be required to, award the prevailing party its fees and expenses, including reasonable attorneys’ fees and, in the event of any arbitration, the other costs of the cost of arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the forum’s filing fees, the fees of the arbitrator, and all other fees and costs, shall be borne by the Company.

Exhibit 10.4

(g)No Assignment of Benefits. The rights of Employee to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this Section 7(g) shall be void. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

(h)Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes. The Company shall be responsible for all relevant employer contributions and taxes normally paid by an employer.

(i)Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Employee.

(j)Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

(k)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l)Survival. The covenants, agreements, representations and warranties contained in or made in Sections 2, 3, 4, 5, 6 and 7 of this Agreement shall survive any termination of Employee’s services or any termination of this Agreement.

(m)Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

(n)Amendment. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the CEO.

(o)Right to Advice of Counsel. EMPLOYEE acknowledgeS that she HAS the right, AND IS ENCOURAGED, to consult with her lawyer AND PERSONAL TAX ADVISORS; by her signature below, EMPLOYEE acknowledgeS that she HAS consulted, or has elected not to consult, with her lawyer AND PERSONAL TAX ADVISORS concerning this Agreement AND THAT NEITHER THE COMPANY NOR ITS REPRESENTATIVES OR AGENTS HAS GIVEN her LEGAL OR TAX ADVICE CONCERNING THIS AGREEMENT.

(Signature Page Follows)

Exhibit 10.4

The parties have executed this Agreement on the date first written above.

APRICUS BIOSCIENCES, INC.

By: /s/ Richard W. Pascoe
Name: Richard W. Pascoe
Title: Chief Executive Officer & Secretary

EMPLOYEE

Signature: /s/ Barbara Troupin
Print Name: Barbara Troupin, M.D., M.B.A.

Exhibit 10.4

EXHIBIT A
RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the severance payments and benefits to be provided to me in connection with the termination of my employment pursuant to Section 2(d) of the Employment Transition Agreement between me and Apricus Biosciences, Inc. (the “Company”) dated April 13, 2016 (the “Agreement”), which are conditioned on my signing this Release of Claims and not revoking this Release of Claims as provided below, and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, shareholders, employees, employee benefit plans, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns and all others connected with any of them (all of the foregoing, the “Company Released Parties”), both individually and in their official capacities, from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way related to, resulting from, arising out of or connected with my employment by or service to the Company or any of its subsidiaries or other affiliates or the termination of that employment or service or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (the “ADEA Claims”), Employee Retirement Income Security Act, the Americans with Disabilities Act, and the wage and hour, wage payment, and fair employment practices laws of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, each as amended from time to time).

In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, as well as under any other statutes or common law principles of similar effect, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, I expressly acknowledge that this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release of Claims contemplates the extinguishment of such Claim or Claims.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement based on the Company’s executory obligations under the Agreement after the effective date of this Release of Claim; (ii) any right of indemnification or contribution that I have pursuant to the articles of incorporation or by-laws of the Company or pursuant to California law, including, but, not limited to Labor Code section 2802., (iii) all rights to any outstanding options, restricted stock, restricted stock units or other awards to the extent vested and exercisable pursuant to the terms of the awards and the plans under which they were granted as of the termination of my employment; and (iv) any right which cannot be waived by operation of law, including claims for indemnification under the California Labor Code and/or the California

Exhibit 10.4

Corporations Code, unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims for workers’ compensation insurance benefits under the terms of any workers’ compensation insurance policy or fund of the Company or any claims pursuant to the terms and conditions of the federal law known as COBRA or any comparable state law, including Cal-COBRA. This Release shall be deemed and/or become ineffective and null and void in the event that any payments or benefits, including severance benefits contemplated or described in Section 2(d) of the EMPLOYMENT TRANSITION AGREEMENT, have not been made or are not made in accordance with and pursuant the times set forth in Section 2 (d) of the EMPLOYMENT TRANSITION AGREEMENT. If any of the severance benefits and payments described in this EMPLOYMENT TRANSITION AGREEMENT are not made, then, Employee shall be free to pursue claims she would have had but for the release, including, but not limited to, claims for severance or other benefits under her Employment Agreement.

I hereby represent, warrant and agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company, its subsidiaries and other affiliates, or otherwise, through the date on which my employment with the Company terminated and that, exclusive only of the Company’s provision to me of the severance benefits in accordance with the terms and conditions set forth in Section 2(d) of the Agreement, no further compensation of any kind shall be due to me from the Company or any of the other Company Released Parties as a result of my employment now ended. Without limiting the generality of the foregoing, I specifically acknowledge and agree that I have been paid in full all base salary, bonus compensation and pay for unused vacation due to me and that I have been reimbursed for all business expenses I incurred in the performance of my duties for the Company and the other Company Released Parties.

Effective as of the date of my termination of employment, I hereby confirm my resignation from all officer positions I hold or previously held with the Company or any subsidiary. I further agree that I will execute any additional documents that the Company may reasonably request in connection with the foregoing.

I understand that I must immediately return to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business (whether present or otherwise) of the Company, its subsidiaries and other affiliates and all keys, access cards, credit cards, computer hardware and software, telephones and other property of the Company, its subsidiaries and other affiliates and any copies thereof in my possession or control.

I have previously entered into the Company’s standard proprietary information and inventions agreement (the “Proprietary Information and Inventions Agreement”). I agree to continue to perform my obligations thereunder.

This Release of Claims creates legally binding obligations and I acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date I receive it, provided that I sign and return it to the Company no later than the twenty-first (21st) day after such receipt. I acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims knowingly, voluntarily and with a full understanding of its terms. I represent and acknowledge that if I am executing this Release of Claims before the foregoing period has elapsed, I do so knowingly, voluntarily and upon the advice of and with the approval of my legal counsel (if any), and I voluntarily waive any remaining portion of the consideration period. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or

Exhibit 10.4

representations, express or implied, that are not set forth in writing expressly in the Agreement or this Release of Claims.

I understand that I may revoke this Release of Claims solely with respect to any potential ADEA Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o the Chief Executive Officer and that this Release of Claims will take full effect on the eighth calendar day after my signing and only if I have not revoked it during the preceding seven-day revocation period. Notwithstanding my election to revoke with respect to any potential ADEA Claims, I acknowledge that all other terms of this Release of Claims shall remain in full force and effect. I further acknowledge that I shall not be entitled to any payments under Section 2(d) of the Agreement unless this Release of Claims is executed and becomes effective not later than thirty (30) days following the date of my termination of employment.

This Release of Claims, the Agreement and the Proprietary Information and Inventions Agreement constitute the entire agreement of the Company and me in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral. This Release of Claims may be amended or modified only with my written consent and the written consent of an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

The validity, interpretation, construction and performance of this Release of Claims shall be governed by the laws of the State of California without reference to conflict of laws provisions.

If any term or provision of this Release of Claims or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Release of Claims or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

This Release of Claims may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Any dispute, claim or controversy based on, arising out of or relating to my employment or the termination thereof or the Agreement shall be settled by final and binding arbitration in the County of San Diego, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules”) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; however, the parties agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorneys’ fees to the prevailing party; provided, further, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of my taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of the termination of my employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and

Exhibit 10.4

costs, shall be borne by the Company. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under the Agreement or relating to my employment or the termination thereof; provided, however, that I shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph; and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that I shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This paragraph shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both the Company and I expressly waive our right to a jury trial.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature: _______________________

Name: Barbara Troupin, M.D., M.B.A.

Date Signed: _____________________

Acknowledged and Agreed:

APRICUS BIOSCIENCES, INC.

Signature: ________________________

Name:     Richard W. Pascoe

Title: Chief Executive Officer & Secretary

Date Signed: _______________________